                                                                    Exhibit 99.1

               PEMSTAR REPORTS FISCAL 2003 FOURTH-QUARTER RESULTS
        Quarterly and Full-year Revenues Increase from Prior-year Period;
                  EPS Better Than Analysts' Consensus Estimate;
                   Cash Flow Positive for 7th Straight Quarter

ROCHESTER, Minn. - May 7, 2003 - PEMSTAR Inc. (Nasdaq: PMTR), a leading provider of global engineering, product design, manufacturing and fulfillment services to technology, industrial and medical companies, today reported financial results for its fiscal 2003 fourth quarter and year ended March 31, 2003. The company's diluted net loss per share for the fourth quarter is consistent with prior guidance and is ahead of the analysts' consensus estimate.

                          Summary of Financial Results
                      (In thousands, except per share data)

                                                   Three Months Ended                  Twelve Months Ended
                                                       March 31,                            March 31,
                                           ----------------------------------    --------------------------------
                                                 2003             2002               2003             2002
                                                 ----             ----               ----             ----
Net sales                                   $   166,848       $   145,686         $   668,175    $   657,493
Operating (loss)                            $    (1,086)      $   (39,848)        $   (24,353)   $   (49,695)
Net (loss) before goodwill accounting
   change                                   $    (1,674)      $   (46,968)        $   (33,418)   $   (54,017)
Net (loss)                                  $    (1,674)      $   (46,968)        $   (38,764)   $   (54,017)
Diluted net (loss) before goodwill
   accounting change per common share
                                            $     (0.04)      $     (1.28)        $     (0.90)   $     (1.56)
Diluted net (loss) per common share
                                            $     (0.04)      $     (1.28)        $     (1.04)   $     (1.56)

Financial Results

PEMSTAR reported net sales of $166.8 million for the fiscal 2003 fourth quarter ended March 31, 2003, compared to $145.7 million in the prior-year period. The company narrowed its net loss to ($1.7 million), or ($0.04) per diluted share, from a net loss of ($47.0 million), or ($1.28) per diluted share, for last year's fiscal fourth quarter. The analysts' consensus estimate was for a loss of ($0.05) per share.

Net sales for the fiscal 2003 fourth quarter grew $21.2 million, or 14.5 percent, compared with the year-earlier quarter, due to strong sales to customers in the communication, industrial and medical industries. Sales in the communication industry increased significantly versus the year-ago period as a result of business with existing and new customers in Asia.

Gross profit for the fourth quarter of fiscal 2003 versus the year-earlier period rose $11.4 million to $9.9 million, or 6.0 percent of net sales. Stronger gross profit stemmed primarily from the higher capacity utilization sales growth brought, cost savings from current fiscal year restructuring actions and the decreased level of inventory write-offs. Operating loss for the fourth quarter of fiscal 2003 was reduced $38.8 million to ($1.1) million, compared to the same period of fiscal 2002. The company's improved operating loss is due to increased gross profit and lower SG&A expenses, resulting from restructuring savings and the decreased level of accounts receivable write-offs.

"We're encouraged by improvements in our overall fourth-quarter financial performance," said Al Berning, PEMSTAR's chairman, president and CEO. "Net sales increased year-over-year, in a down market, and we significantly reduced our net loss. The company's restructuring program is yielding sizable cost savings and we're working to further improve gross margin and approach profitability. PEMSTAR is on track for the future and meeting important financial milestones along the way."

Cash flow from operations for the fiscal fourth quarter was $15.3 million, representing the seventh consecutive quarter PEMSTAR was operating cash flow positive. The cash balance at March 31, 2003 was $32.8 million, up from $11.5 million at December 31, 2002, as a result of PEMSTAR's increased focus on cash cycle. As of March 31, 2003, net inventories of $69.3 million were down from $78.5 million at December 31, 2002, with turn rate improvement to 9.1 times compared with 8.1 times at December 31, 2002. Accounts receivable decreased $5.2 million in the quarter, with days sales outstanding declining slightly to 61 days from 62 days at December 31, 2002. Debt (long-term debt plus capital leases, including, in both cases, current maturities) as of March 31, 2003, was $96.7 million, compared to $95.6 million at December quarter-end. Debt to total capital (debt plus shareholders' equity) at March 31, 2003, was 37.7 percent and net book value was $4.26 per outstanding share, with tangible book value at $3.29 per outstanding share.

As recently announced, PEMSTAR has secured a new $90 million domestic revolving line of credit with Congress Financial Corporation, a subsidiary of Wachovia Bank, N.A., Fleet Capital Corporation and U.S. Bank National Association. This larger three-year facility will replace PEMSTAR's existing $80 million domestic revolving line of credit under terms and conditions more favorable to the company.

PEMSTAR previously announced a sale-lease back transaction relating to its worldwide headquarters and key manufacturing center in Rochester, MN, with W.P. Carey and Co. LLC (NYSE: WPC) on March 28, 2003. The proceeds of approximately $12.5 million will be used to reduce debt and fund operations.

For the fiscal year ended March 31, 2003, net sales were $668.2 million, compared to $657.5 million last year. PEMSTAR reported a net loss before goodwill accounting change of ($33.4 million), or ($0.90) per diluted share, versus a net loss of ($54.0) million, or ($1.56) per share, for fiscal 2002.

Business Update

PEMSTAR is now realigned into four distinct business units focused across four select industries. As part of this adjustment, PEMSTAR combined the resources of its computing and data storage businesses - two similar industries - into one cohesive business unit. Going forward, the company will report its quarterly sales breakdown using this structure.

During the fourth quarter, PEMSTAR continued to diversify its revenue base within the industries it serves. Sales to the communications industry accounted for 40.1 percent of fiscal fourth-quarter net sales versus 34.4 percent a year ago; medical rose to 7.1 percent from 5.7 percent; and industrial increased slightly to 18.6 percent from 18.5 percent. The remaining 34.2 percent of sales were to the computing and data storage industry, compared to 41.5 percent in the year-ago fourth quarter.

From a geographic perspective, 67.2 percent of fiscal fourth quarter revenue was derived from product sold in North and South America, 22.1 percent generated in Asia, and 10.7 percent in Europe. Sales to Asia grew sequentially versus a year ago due to strength with existing and new communication customers.

During the quarter, medical company executive Larry J. Czapla joined PEMSTAR to lead its Medical Business Group. Under Czapla's leadership, the Medical Business Group is focusing on providing product design, development, manufacturing, automation and test services to the medical industry. PEMSTAR's goal is to further grow revenues in the expanding medical industry by aggressively pursuing new opportunities.

Customer Highlights

PEMSTAR began work with 12 new customers during the fourth quarter, six of which are in the medical or industrial sectors. In addition, the company began over 30 new projects with existing customers across all industries served.

Also during the quarter, PEMSTAR announced that it is part of the team, led by General Dynamics, that was awarded a $59.9 million cost-plus-fixed-fee contract to enhance the current version of the U.S. Army's Land Warrior system, a wearable electronics suite of integrated components that integrates high-tech firearms with computer, communications and navigation gear. The contract also includes an upgrade to the Land Warrior system to allow for interoperability with other battlefield command and communications systems.

Further, PEMSTAR entered into a manufacturing partnership with Picolight Inc., a company that designs and manufactures high-speed optoelectronic components and subsystems for original equipment manufacturers (OEMs) of networking equipment. The partnership with PEMSTAR enables Picolight to seamlessly expand its manufacturing capacity for its fiber-optic transceivers for enterprise and metro/access markets. PEMSTAR also was awarded a Preferred Supplier Certificate by Tetra Pak during the fourth quarter. Tetra Pak, part of the Tetra Laval Group, develops, manufactures and markets systems for the processing, packaging and distribution of food. The certificate was awarded to PEMSTAR based upon the results of an intensive audit conducted by Tetra Pak involving all aspects of the business, including improvement systems, design and engineering, planning, logistics, purchasing and assembly. PEMSTAR received one of the highest scores that Tetra Pak has awarded to date.

PEMSTAR added projects with existing customers and continues advancing it's business with Cordis, a division of Johnson & Johnson, IBM, Motorola and Logitech. These existing customers are expected to be a strong part of PEMSTAR's future.

"PEMSTAR is continuing to improve and strengthen. We have the same capabilities, global reach and reputation for advanced engineering as before, but we're now sized for current economic conditions," said Berning. "Today more than ever, we feel that our prospects are bright. We're consistently winning new business and growing in a down market. We have an infrastructure in place and presence in key markets that has us poised for growth and a return to sustained profitability."

Fiscal 2004 First-Quarter Outlook

The following statements are based on current expectations and today's economic uncertainties make it difficult to project results going forward. PEMSTAR currently expects net sales in the fiscal 2004 first quarter ending June 30, 2003, of $160 to $165 million, and break-even to a net loss of ($.04) per share. This compares with net sales of $153.1 million and a net loss of ($0.68) per share for the first quarter of fiscal 2003.

Goodwill and Other Intangible Assets

Effective April 1, 2002, PEMSTAR adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets." As required by the statement, a transition date review was performed to assess the amount of any indicated impairment loss related to goodwill and other intangible assets. PEMSTAR recorded a "cumulative effect of a change in accounting principle" in the statement of operations of the fiscal first quarter previously reported totaling $5.3 million related to the Company's Thailand operation.

                                  About PEMSTAR

PEMSTAR Inc. (www.pemstar.com) provides a comprehensive range of engineering, manufacturing and fulfillment services to customers on a global basis through facilities strategically located in the United States, Mexico, Asia, Europe and South America. The Company's service offerings support customers' needs from product development and design, through manufacturing to worldwide distribution and aftermarket support. PEMSTAR has over one million square feet in 15 locations worldwide.

This press release may contain "forward-looking" statements. These forward-looking statements, including statements made by Mr. Berning, may contain statements of intent, belief or current expectations of PEMSTAR Inc. and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. In addition to factors discussed above, risks and uncertainties that may cause such differences for PEMSTAR include but are not limited to: a continued recession or continued decline in economic conditions; rumors or threats of war; actual conflicts or trade disruptions; trade disruptions resulting from world health alerts or actual disease outbreaks; changes in demand for electronics manufacturing services; changes in demand by major customers due to cancellations, reductions or delays of orders; shortages or price fluctuations in component parts; difficulties managing expansion and integrating acquired businesses; increased competition and other risk factors listed from time to time in PEMSTAR's Securities and Exchange Commission filings, including but not limited to Exhibit 99 of PEMSTAR's Annual Report on Form 10-K for the fiscal year ended March 31, 2002, and PEMSTAR's quarterly reports on form 10-Q filed with the SEC.

CONTACT:          At PEMSTAR:                  At Padilla Speer Beardsley:
                  Greg Lea                     Marian Briggs/Matt Sullivan
                  EVP & CFO                    612/455-1700
                  507/292-6941

PEMSTAR Inc.

Consolidated Statements of Operations
(In thousands, except per share data)

                                                                             Three Months Ended            Year Ended
                                                                                  March 31,                 March 31,
                                                                           ----------------------    ----------------------
                                                                              2003         2002         2003         2002
                                                                              ----         ----         ----         ----
Net sales                                                                  $ 166,848    $ 145,686    $ 668,175    $ 657,493
Cost of goods sold                                                           156,944      147,147      637,074      627,457
                                                                           ---------    ---------    ---------    ---------
Gross profit                                                                   9,904       (1,461)      31,101       30,036

Selling, general and administrative expenses                                  11,097       13,523       51,076       53,351
Restructuring costs                                                             (134)           -        4,249            -
Amortization                                                                      27          636          129        2,152
Goodwill impairment charge                                                         -       24,228            -       24,228
                                                                           ---------    ---------    ---------    ---------
Operating (loss)                                                              (1,086)     (39,848)     (24,353)     (49,695)

Other expense (income)-net                                                    (1,033)         111         (558)        (829)
Interest expense- net                                                          1,733        1,991        8,870        7,077
                                                                           ---------    ---------    ---------    ---------
(Loss) before income taxes and cumulative effect of
  accounting change                                                           (1,786)     (41,950)     (32,665)     (55,943)

Income tax expense (benefit)                                                    (112)       5,018          753       (1,926)
                                                                           ---------    ---------    ---------    ---------
Net (loss) before cumulative effect of accounting
  change                                                                      (1,674)     (46,968)     (33,418)     (54,017)

Cumulative effect of accounting change                                             -            -       (5,346)           -
                                                                           ---------    ---------    ---------    ---------
Net loss                                                                   $  (1,674)   $ (46,968)   $ (38,764)   $ (54,017)
                                                                           =========    =========    =========    =========

Net loss before cumulative effect of accounting change per common share:
  Basic                                                                    $   (0.04)   $   (1.28)   $   (0.90)   $   (1.56)
  Diluted                                                                      (0.04)       (1.28)       (0.90)       (1.56)

Net loss per common share:
  Basic                                                                    $   (0.04)   $   (1.28)   $   (1.04)   $   (1.56)
  Diluted                                                                      (0.04)       (1.28)       (1.04)       (1.56)

Shares used in computing net loss per common share:
  Basic                                                                       37,435       36,658       37,133       34,717
  Diluted                                                                     37,435       36,658       37,133       34,717

PEMSTAR Inc.

Consolidated Balance Sheets
(In thousands, except per share data)

                                                                                       March 31      March 31
                                                                                         2003          2002
                                                                                      -----------   ----------
Assets
Current assets
   Cash and equivalents                                                                $  32,762    $  11,483
   Restricted cash                                                                         4,268        1,423
   Accounts receivable, net                                                              112,316      122,752
   Recoverable income taxes                                                                  282        3,873
   Inventories, net                                                                       69,279       92,929
   Unbilled services                                                                      10,797       16,356
   Deferred income taxes                                                                      35           45
   Prepaid expenses and other                                                              7,474        8,507
                                                                                       ---------    ---------
Total current assets                                                                     237,213      257,368

Property, plant and equipment                                                            148,659      137,639
Less accumulated depreciation                                                            (55,459)     (38,531)
                                                                                       ---------    ---------
                                                                                          93,200       99,108

Goodwill, net                                                                             33,771       34,678
Other assets                                                                               6,173        3,459
Deferred income taxes                                                                      1,705        1,111
                                                                                       ---------    ---------
Total assets                                                                           $ 372,062    $ 395,724
                                                                                       =========    =========

Liabilities and shareholders' equity
Current liabilities
   Current maturities of long-term debt                                                $  22,446    $  13,999
   Current maturities of capital lease obligations                                         5,288       10,865
   Accounts payable                                                                       88,083       79,410
   Income taxes payable                                                                      191           21
   Other current liabilities                                                              22,631       15,738
                                                                                       ---------    ---------
Total current liabilities                                                                138,639      120,033

Long-term debt, less current maturities                                                   56,127       71,340
Capital lease obligations, less current maturities                                        12,843        3,122
Other liabilities and deferred credits                                                     4,586        7,832

Shareholders' equity
   Common stock, par value $0.01 per share--authorized 150,000 shares, issued and
     outstanding 37,486 shares at March 31, 2003 and 36,701 shares at March 31, 2002         375          367
Additional paid-in capital                                                               234,943      232,233
Accumulated other comprehensive loss                                                         (14)      (2,131)
Accumulated deficit                                                                      (74,928)     (36,164)
Loans to shareholders                                                                       (509)        (908)
                                                                                       ---------    ---------
                                                                                         159,867      193,397
                                                                                       ---------    ---------
Total liabilities and shareholders' equity                                             $ 372,062    $ 395,724
                                                                                       =========    =========

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